Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE TRAVELERS COMPANIES, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is The Travelers Companies, Inc.

ARTICLE II

The address of the registered office of the Corporation is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE III

The aggregate number of shares that the Corporation has authority to issue is one billion seven hundred fifty million shares which shall consist of five million undesignated shares and one billion seven hundred forty-five million shares of voting common stock. All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. No shares shall confer on the holder any right to cumulate votes in the election of Directors. All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights. The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

ARTICLE IV

Commencing on January 1, 2006, an action, other than an action requiring shareholder approval, required or permitted to be taken at a Board meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to act in taking the same action at a meeting of the Board at which all Directors were present.

ARTICLE V

A Director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

Effective immediately at the date and time at which these Amended and Restated Articles of Incorporation become effective (the “Effective Time”), the Board of Directors shall consist of 23 Directors.  Subject to the provisions of this Article VI, the number of Directors may be fixed by resolution of the Board of Directors from time to time, but in no event shall the number of Directors exceed 23.

During the period beginning at the Effective Time and ending on January 1, 2006 (the “Specified Period”), the following actions of the Board of Directors must be approved by at least two-thirds of the entire Board of Directors:

(a)

removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of Chairman of the Board or Chief Executive Officer as of the Effective Time or any modification to either of their respective duties, authority or reporting relationships;

(b)

any change in the size or chairmanship of the Board or any committee of the Board, in the responsibilities of, or the authority delegated to, any committee of the Board, or in the ratio of the number of Travelers Directors (as defined below) on the Board or any committee of the Board to the number of St. Paul Directors (as defined below) on the Board or any committee of the Board;

(c)

any (i) statutory share exchange or merger of the Corporation or any of its subsidiaries with, into or involving a company that is larger than the Corporation (based upon any of market capitalization, revenues, or total assets at the time of Board action), (ii) sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of the Corporation;

(d)	any change in the location of the principal executive offices of the Corporation; or

(e)

the approval of any amendment of Article IV of these Amended and Restated Articles of Incorporation, this Article VI or Article V of the bylaws of the Corporation for submission to the shareholders of the Corporation or the approval by the Board of Directors of an amendment to Article V of the bylaws of the Corporation.

In addition, during the Specified Period, the following actions must be approved by at least two-thirds of the entire Governance Committee of the Board of Directors:

(a)

any nomination by the Governance Committee of individuals (i) for election to the Board of Directors by the shareholders of the Corporation or (ii) to fill newly created positions on the Board of Directors; or

(b)

any recommendation by the Governance Committee to change (i) the size or chairmanship of the Board or any committee of the Board, (ii) the responsibilities of, or the authority delegated to, any committee of the Board, or (iii) the ratio of the number of Travelers Directors to the number of St. Paul Directors on the Board or any committee of the Board.

For purposes hereof:

“St. Paul Directors” means (i) those eleven Directors designated by the Corporation to serve as members of the Board as of the Effective Time pursuant to a contractual right of the Corporation to designate such Directors and (ii) any Replacement St. Paul Director.

“Replacement St. Paul Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the St. Paul Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

“Travelers Directors” means (i) those twelve Directors designated by Travelers Property Casualty Corp., a Connecticut corporation, to serve as members of the Board as of the Effective Time pursuant to a contractual right of Travelers Property Casualty Corp. to designate such Directors and (ii) any Replacement Travelers Director.

“Replacement Travelers Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the Travelers Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

ARTICLE VII

Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the Corporation, voting separately by class or series to elect Directors in accordance with the terms of such preferred or preference stock, each Director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the Director, provided that Directors shall be elected by a plurality of the votes present and entitled to vote on the election of Directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of Directors to be elected.  For purposes of Article VII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a Director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that Director.

STATEMENT OF THE TRAVELERS COMPANIES, INC.

WITH RESPECT TO

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 302A.401, Subd. 3(b)

of Minnesota Statutes

The undersigned officers of The Travelers Companies, Inc. (the “Corporation”), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 24, 1990 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):

RESOLVED, That there is hereby established, out of the presently available undesignated shares of the Corporation, a series of Preferred Stock of the Corporation designated as stated below and having the relative rights and preferences that are set forth below (the “Series’’):

1.                                       Designation and Amount. The Series shall be designated as “Series B Convertible Preferred Stock’’ (the “Series B Preferred’’). The number of shares constituting the Series shall be one million four hundred fifty thousand (1,450,000), which number may from time to time be decreased (but not below the number of shares then outstanding) by action of the Board of Directors of the Corporation (the “Board of Directors’’). Shares of Series B Preferred shall have a preference upon liquidation, dissolution or winding up of the Corporation of One Hundred Dollars ($100.00) per share, which preference amount does not represent a determination by the Board of Directors for the purpose of the Corporation’s capital accounts.

2.                                       Rank. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation’s Series A Junior Participating Preferred Stock and to the Corporation’s voting common stock (the “Common Stock’’)(together, the “Junior Stock’’) and shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank junior to all other classes and series of equity securities of the Corporation, now or hereafter authorized, issued or outstanding, other than any classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the “Parity Stock’’).

3.                                       Dividends. (a) Holders of outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted by applicable law, cumulative quarterly cash dividends at the annual rate of Eleven and 724/1000 Dollars ($11.724) per share, in preference to and in priority over any dividends with respect to Junior Stock.

(b)                                 Dividends on the outstanding shares of Series B Preferred shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of each share of the Series B Preferred, and shall be payable in arrears on January 17, April 17, July 17 and October 17 of each year (each of such dates a “Dividend Payment Date’’), commencing April 17, 1990. Each such dividend shall be payable to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a “Record Date’’). In any case where the date fixed for any dividend payment with respect to the Series B Preferred shall not be a Business Day, then such payment need not be made on such date but may be made on the next preceding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

(c)                                  The amount of any dividends “accumulated’’ on any share of Series B Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends “accumulated’’ on any share of Series B Preferred at any date other than a Dividend Payment Date shall be calculated at the amount of any unpaid dividends accrued thereon to and excluding the last preceding Dividend Payment Date regardless of whether declared, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable with respect to a full dividend period on outstanding shares of Series B Preferred shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

(d)                                 So long as the shares of Series B Preferred shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock, or (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, other than with respect to any rights that are now or in the future may be issued and outstanding under or pursuant to the Shareholder Protection Rights Agreement dated as of December 4, 1989 between the Corporation and First Chicago Trust Company of New York as Rights Agent, as it may be amended in any respect or extended from time to time or replaced by a new shareholders’ rights plan of any scope or nature (provided that in any amended or extended plan or in any replacement plan any redemption of rights feature permits only nominal redemption payments) (the “Rights Agreement’’), or (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations, or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

(e)                                  Dividends in arrears with respect to the outstanding shares of Series B Preferred may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the Series B Preferred or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series B Preferred or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series B Preferred and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the Series B Preferred and Parity Stock to the date of such dividend payment. The Holder or holders of Series B Preferred shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series B Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series B Preferred. All dividends paid with respect to the Series B Preferred shall be paid pro rata to the holders entitled thereto.

(f)                                    Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holder or holders of the Series B Preferred shall not be entitled to share therein.

4.                                       Voting Rights. The holder or holders of Series B Preferred shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

(a)                                  So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holder or holders of at least a majority (or such greater number as required by applicable law) of the votes entitled to be cast with respect to the then outstanding Series B Preferred, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to repeal, amend or otherwise change any of the provisions of the articles of incorporation of the Corporation in any manner which materially and adversely affects the rights or preferences of the Series B Preferred. For purposes of the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Preferred) shall not be deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Preferred.

(b)                                 The holder or holders of Series B Preferred shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as if one class. Each share of Series B Preferred in such case shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could have been converted on the record date for determining the holders of Common Stock entitled to vote on a particular matter.

5.                                       Optional Redemption. (a) The Series B Preferred shall be redeemable, in whole or in part at any time and from time to time, to the extent permitted by applicable law, at the option of the Corporation, (i) on or before December 31, 1994, if (A) there is a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Series B Preferred when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred are initially issued, or (B) the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of ss. 401(a) and ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or (C) the Plan is terminated by the Board of Directors or otherwise, at the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed, or (ii) after December 31, 1994, at the following redemption prices per share if redeemed during the twelve (12)-month period ending on and including December 31 in each of the following years:

Year	Redemption Price Per Share
1995	$149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter.	144.30

plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

(b)                                 Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (d) of this Section S. On and after the date fixed for redemption, dividends on shares of Series B Preferred called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares shall cease, except the right to receive the redemption price.

(c)                                  Unless otherwise required by law, notice of redemption shall be sent to the holder or holders of Series B Preferred at the address shown on the books of the Corporation by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred to be redeemed and, if fewer than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the then current Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price.

(d)                                 The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at the average Current Market Price for the five (5) consecutive trading days ending on the trading day next preceding the date of redemption.

6.                                       Other Redemption Rights. Shares of Series B Preferred shall be redeemed by the Corporation at the option of the holder at any time and from time to time, to the extent permitted by applicable law, upon notice to the Corporation accompanied by the properly endorsed certificate or certificates given not less than five (5) Business Days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (a) for such holder to provide for distributions required to be made under The St. Paul Companies, Inc. Savings Plus Preferred Stock Ownership Plan and Trust, an employee stock ownership plan and trust within the meaning of ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Plan and Trust’’), as the same may be amended, or any successor plans, or (b) for such holder to make payment of principal or interest due and payable (whether as scheduled or upon acceleration) on the 9.40% Note dated January 24, 1990, due January 31, 2005 made by Norwest Bank Minnesota, National Association, not individually but solely as Trustee for the Plan and Trust, payable to the order of St. Paul Fire and Marine Insurance Company or registered assigns, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) or other indebtedness of the Plan and Trust or if funds otherwise available are not adequate to make a required payment pursuant to such Note or other indebtedness, in each case at a redemption price of the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Corporation on the date fixed for redemption and at the applicable redemption price and such price shall be paid within five (5) Business Days after such date of redemption, without interest. The terms and provisions of Sections 5(b) and 5(d) are applicable to any redemption under this Section 6.

7.                                       Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder or holders of outstanding shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to One Hundred Dollars ($100.00) per share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred and any Parity Stock are not paid in full, the holder or holders of the Series B Preferred and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holder or holders of the Series B Preferred of the full preferential amount provided for in this Section 7 and after the payment of any other preferential amounts to the holder or holders of other equity securities of the Corporation, the holder or holders of the Series B Preferred shall be entitled to share in distributions of any remaining assets with the holders of Common Stock, pro-rata on an as-if-converted basis, to the extent of $44.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets. Written notice of any liquidation, dissolution or winding up of the Corporation shall be given to the holder or holders of Series B Preferred not less than twenty (20) days prior to the payment date. Neither the voluntary sale, conveyance exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

8.                                       Conversion Rights. (a) The holder of any Series B Preferred shall have the right, at the holder’s option, at any time and from time to time, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing One Hundred Forty-four and 30/100 Dollars ($144.30) for each share of Series B Preferred to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series B Preferred are called for redemption by the Corporation or submitted for redemption by the holder thereof, according to the terms and provisions of this Resolution, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the applicable redemption price). No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to same fraction of the Current Market Price of the Common Stock on the effective date of the conversion.

(b)                                 The initial conversion price, which is Seventy-two and 15/100 Dollars ($72.15) per share of Common Stock, shall be subject to appropriate adjustment from time to time as follows and such initial conversion price or the latest adjusted conversion price is referred to in this Resolution as the “Conversion Price’’:

(i)                                     In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series B Preferred been converted immediately prior thereto. An adjustment made pursuant to this Section 8(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)                                  In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding, distribute or issue rights, warrants, options or calls to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a per share price less than the Current Market Price on the record date referred to below, the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 8(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 8(b)(ii) shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls. This Section 8(b)(ii) shall be inapplicable with respect to any rights issued or to be issued pursuant to or governed by the Rights Agreement.

(iii) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (a) any right or warrant now or hereafter outstanding to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (b) any rights issued or to be issued pursuant to or governed by the Rights Agreement and (c) any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of Sections 8(b)(v) and (vii), the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (y) the Fair Market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series B Preferred are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance (a) to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (b) pursuant to any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (c) of rights issued or to be issued pursuant to or governed by the Rights Agreement and (d) which is covered by the terms and provisions of Section 8(b)(ii) hereof, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount, then, subject to the provisions of Sections 8(b)(v) and (vii) hereof, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange or such right or warrant plus (III) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which  could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(iv) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, make an Extraordinary Distribution in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8(c) hereof does not apply) or effect a Pro Rata Repurchase of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 8(b)(v) and (vii) hereof, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the difference between (a) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series B Preferred (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series B Preferred may be converted at such time.

(v)                                 If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to this Section 8, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors (which adjustment shall in no event adversely affect the rights or preferences of the Series B Preferred as set forth herein). The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 8(b)(v), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(vi)                              In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

(vii) In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than any minimum required by law. Except as set forth in this Section 8, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

(viii) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred of such adjustment.

(ix) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any shares of Series B Preferred hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 8, and the provisions of this Section 8 with respect to the Common Stock shall apply on like terms to any such other securities.

(c)                                  In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of substantially all the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 8(b)(i) and other than Extraordinary Distributions described in Section 8(b)(iv)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that any holder of Series B Preferred shall be entitled, after the occurrence (or, if applicable, the record date) of any such event (“Transaction’’), to receive on conversion the consideration which the holder would have received had the holder converted such holder’s Series B Preferred to Common Stock immediately prior to the occurrence of the Transaction and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such Transaction, effective provisions shall be made to ensure that the holder or holders of the Series B Preferred shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series B Preferred is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series B Preferred, such equity securities as the holder or holders of the Series B Preferred shall be entitled to receive pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 8(c), in the event the consideration to be received pursuant to the provisions hereof is not to be constituted solely of employer securities within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law, and of a cash payment in lieu of any fractional securities, then the outstanding shares of Series B Preferred shall be deemed converted by virtue of the Transaction immediately prior to the consummation thereof into the number and kind of securities into which such shares of Series B Preferred could have been voluntarily converted at such time and such securities shall be entitled to participate fully in the Transaction as if such securities had been outstanding on the appropriate record, exchange or distribution date. In the event the Corporation shall enter into any agreement providing for any Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of the Transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred and each such holder shall have the right, to the extent permitted by applicable law, to elect, by written notice to the Corporation, to receive, upon consummation of the Transaction (if and when the Transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series B Preferred, a cash payment per share equal to the amount determined according to the following table, with the redemption date to be deemed to be the same date that the Transaction giving rise to the redemption election is consummated:

Transaction Consummated In Year Ending December 31	Redemption Price Per Share
1990	$156.02
1991	154.72
1992	153.42
1993	152.12
1994	150.82
1995	149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter.	144.30

plus accumulated and unpaid dividends, without interest, to and excluding such deemed redemption date. No such notice of redemption by the holder of Series B Preferred shall be effective unless given to the Corporation prior to the close of business at least two (2) Business Days prior to consummation of the Transaction.

(d)                                 The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default on payment of the dividend due on such Dividend Payment Date; provided, however, that the holder or holders of Series B Preferred subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series B Preferred surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who convert shares of Series B Preferred on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

(e)                                  Each conversion of shares of Series B Preferred into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the “Converting Shares’’), at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holder or holders of Series B Preferred) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the “Converted Shares’’). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder (without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares of Series B Preferred which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

(f)                                    Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series B Preferred so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued undesignated shares, until such shares are once more designated as part of a particular series by the Board of Directors.

(g)                                 Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series B Preferred into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

(h)                                 The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series B Preferred, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series B Preferred were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

(i)                                     The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

(j)                                     Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series B Preferred as contemplated by this Section 8, the Corporation shall issue together with each such share of Common Stock one Right (as defined in the Rights Agreement) pursuant to the terms and provisions of the Rights Agreement.

9.                                       Transfer Restriction. Shares of Series B Preferred shall be issued only to the Plan and Trust and the certificate or certificates representing such shares so issued may be registered in the name of the Plan and Trust or in the name of one or more Trustees acting on behalf of the Plan and Trust (or the nominee name of any such trustee). In the event the Plan and Trust, acting through any such trustee or otherwise, should transfer beneficial or record ownership of one or more shares of Series B Preferred to any person or entity, the shares of Series B Preferred so transferred, upon such transfer and without any further action by the Corporation or the Plan and Trust or anyone else, shall be automatically converted, as of the time of such transfer, into shares of Common Stock on the terms otherwise provided for the voluntary conversion of shares of Series B Preferred into shares of Common Stock pursuant to Section 8 hereof and no transferee of such share or shares shall thereafter have or receive any of the rights and preferences of the shares of Series B Preferred so converted. Certificates representing shares of Series B Preferred shall be legended to reflect the aforesaid restriction on transfer. Shares of Series B Preferred may also be subject to restrictions on transfer which relate to the securities laws of the United States of America or any state or other jurisdiction thereof.

10.                                 No other Rights. The shares of Series B Preferred shall not have any rights or preferences, except as set forth herein or as otherwise required by applicable law.

11.                                 Rules and Regulations. The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series B Preferred in accordance with the foregoing provisions and applicable law.

12.                                 Definitions. For purposes of this Resolution, the following definitions shall apply:

“Adjustment Period’’ shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Business Day’’ shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price’’ of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on a principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ’’) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

“Extraordinary Distribution’’ shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series B Preferred are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 135% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of twelve (12) months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 8(b)(ii) or (iii) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of Section 8(b)(iv) hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 135% of the aggregate quarterly dividends for the preceding period of twelve (12) months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 8(b)(iv) hereof.

“Fair Market Value’’ shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value’’ of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee. The Fair Market

Value of the Series B Preferred for purposes of Section 5(a) hereof and for purposes of Section 6 hereof shall be as determined by an independent appraiser, appointed by the Corporation in accordance with the provisions of the Plan and Trust, as of the most recent Valuation Date, as defined in the Plan and Trust.

“Non-Dilutive Amount’’ in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase’’ shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’’), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this definition, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions’’ if they have been purchased substantially in accordance with the requirements of Rule 10b-18, as in effect under the Exchange Act, on the date shares of Series B Preferred are initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

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(3)                                  The foregoing amendment and restatement has been adopted pursuant to Chapter 302A of the Minnesota Statutes.